UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  April 21, 2010

Commission file number 2-82985 AMERICAN GENERAL FINANCE, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-1313922
(State of Incorporation)	(I.R.S. Employer Identification No.)

601 N.W. Second Street, Evansville, IN	47708
(Address of principal executive offices)	(Zip Code)

(812) 424-8031
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On April 21, 2010, AGFS Funding Company (the “Borrower”), a newly formed, wholly-owned indirect subsidiary of American General Finance, Inc. and a direct subsidiary of American General Finance Corporation (“AGFC”), entered into and fully drew down a $3.0 billion, five year term loan (the “Term Loan”) pursuant to a credit agreement (the “Credit Agreement”) among (i) the Borrower, AGFC, and the consumer finance operating subsidiaries of AGFC identified on Schedule 1.01(a) of the Credit Agreement attached as Exhibit 10.1 (collectively the “Subsidiary Guarantors”), and (ii) a syndicate of lenders party thereto, the various agents party thereto, and Bank of America, N.A, as administrative agent.  Any portion of the Term Loan that is repaid (whether at, or prior to, maturity) will permanently reduce the principal amount outstanding, and may not be reborrowed.

The Term Loan is guaranteed by AGFC and by the Subsidiary Guarantors.  In addition, other AGFC operating subsidiaries that from time to time meet certain criteria will be required to become Subsidiary Guarantors.  The Term Loan is secured by a first priority pledge of the stock of the Borrower that is limited, in accordance with existing AGFC debt agreements, to approximately 10% of AGFC’s consolidated net worth.

The Borrower will use the proceeds from the Term Loan to make intercompany loans to the Subsidiary Guarantors.  The intercompany loans will be secured by a first priority security interest in eligible loan receivables, according to pre-determined eligibility requirements and in accordance with a borrowing base formula (the “Borrowing Base”).  The Subsidiary Guarantors will use proceeds of the loans to repay their intercompany loans from AGFC.  AGFC anticipates using the payments from Subsidiary Guarantors to, among other things, repay debt and fund operations.

Borrowings under the Credit Agreement will bear interest, at the Borrower’s option, at an annual rate based on either the “Eurodollar rate” or the “base rate” in effect from time to time, plus a margin of 5.50% for Eurodollar borrowings and 4.50% for base rate borrowings, and are subject to a minimum Eurodollar rate of 1.75% and a minimum base rate of 2.75% per annum.

The Credit Agreement may be prepaid at any time, with a 1.00% prepayment premium during the first year, and thereafter without premium or penalty. The Credit Agreement contains a mandatory prepayment provision whereby if, at any time of determination, the outstanding amount of the Term Loan exceeds the applicable Borrowing Base, the Borrower is required to prepay the portion of the Term Loan that exceeds the Borrowing Base.  However, if such determination is made, loan receivables could be added to the Borrowing Base to avoid any such prepayment.

The Credit Agreement contains covenants pertaining to AGFC and its subsidiaries which limit the incurrence of liens and certain fundamental changes.  The Credit Agreement also contains covenants pertaining to the Borrower and the Subsidiary Guarantors which, among other things, limit the pledge of assets, disposition of assets, incurrence of debt, certain investments, transactions with affiliates, liens, dividends and distributions and other matters customarily restricted in such agreements.

The Credit Agreement contains other customary terms and conditions, including representations and warranties and events of default.

The foregoing description of the Credit Agreement is qualified in its entirety by the complete text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference in its entirety.

Item 2.03.  Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1  Credit Agreement, dated April 21, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN GENERAL FINANCE, INC.
(Registrant)

Date:	April 21, 2010	By	/s/	Donald R. Breivogel, Jr.
Donald R. Breivogel, Jr.
Senior Vice President and Chief Financial Officer